Exhibit 99.1

FOR IMMEDIATE RELEASE

Merix Investor Relations Contact:

Allen Muhich, Vice President, Finance & Investor Relations

503.992.4077

Merix Corporation Announces Financial Results for Third Quarter Fiscal Year 2007

FOREST GROVE, OR, April 2, 2007 - Merix Corporation (NASDAQ:MERX) today announced consolidated financial results for the third quarter of fiscal 2007 ended February 24, 2007.

The Company reported net income from continuing operations of $1.8 million or $0.09 per share on revenue of $100.3 million for the third quarter of fiscal 2007, which compares to net income of $0.7 million or $0.04 per share on revenue of $92.8 million for the 2006 fiscal third quarter. During the first three quarters of fiscal 2007 the Company reported net income from continuing operations of $8.3 million or $0.40 per share on revenues of $306.9 million, which compares to a net loss of $2.2 million or $0.11 per share during the same fiscal 2006 period. Net income including discontinued operations was $2.1 million for the third quarter and $7.5 million for the first three quarters of fiscal 2007.

As highlighted above, third quarter 2007 revenues increased 8% over the same quarter in fiscal 2006, but declined 3% from the second quarter of this fiscal year. The sequential reduction in quarterly revenue was primarily a result of the cyclical slowdown currently being experienced in the North American markets. Quick turn and premium services revenue represented 25% of Company’s total revenue mix in the third quarter of fiscal 2007 compared to 27% in the second quarter of fiscal 2007. The lower quick turn and premium services revenue was primarily caused by the short-term prioritization of full lead time customer shipments required to reduce the Company’s backlog position to more normal levels.

Gross margins averaged 17.3% of revenues for the third quarter of fiscal 2007, which approximated the margins reported in both the third quarter of fiscal 2006 and the second quarter of fiscal 2007. Sequentially, North American gross margins declined by 3.1 percentage points from the second quarter of fiscal 2007 to the third quarter of fiscal 2007 principally because of the reduction in higher margin quick turn and premium services revenue mentioned above. As expected however, gross margins in Asia improved by 3.8 percentage points, which was primarily caused by higher average prices as well as continued growth of new higher margin business for our Asian factories.

Operating expenses totaled 13.9% of revenues for the third quarter of fiscal 2007 compared to 14.2% in the 2006 third quarter and 13.3% in the second quarter of fiscal 2007. Included in the third quarter of fiscal 2007 operating expenses was $1.0 million or 1.0% of revenues related to severance costs and executive search fees primarily resulting from the January 2007 resignation of Merix’ Chief Executive Officer. Excluding these one-time costs, operating expenses would have been 12.9% of revenues for the third quarter of fiscal 2007.

“Our third quarter’s results are in line with the expectations set earlier in the quarter,” said William C. McCormick, Chairman and Interim Chief Executive Officer. “We improved the performance in our Asian operation, which continues to rebound from the unprecedented copper laminate cost increases. However, we must continue to execute on our plan of improving the mix of business for Merix Asia to be profitable and value creating.”

McCormick continued, “We are also pleased to announce that on April 1, 2007 we completed the previously disclosed sale of the two non-strategic single-sided facilities in China. The completion of this transaction enables the Merix management team to focus its full attention on continuing to improve the Asian operations.”

Mr. McCormick also commented on the Company’s recent Chief Executive Officer search, “The Company’s Board of Directors is aggressively pursuing the search for a new CEO. The Board is pleased with progress of the search process as well as the quality of candidates that have surfaced. Although it’s difficult to predict, we are optimistic that we could have our new CEO on board by the first quarter of fiscal 2008.”

Business Outlook

The Company completed the third fiscal quarter of 2007 with $61.2 million of backlog to be shipped during the fourth fiscal quarter. We currently estimate revenues for the fourth quarter of fiscal 2007 to range between $93 million and $97 million and net income from continuing operations to approximate breakeven. Net income includes an estimated $0.5 million for stock option expense.

Commenting on the outlook, McCormick stated, “Many of our North American markets have softened since the end of calendar 2006. We believe this softness is a normal cyclical slowdown that is periodically experienced in our industry. However, we continue to expect sequential improvements in Asian operations to somewhat offset the North American market slowdown.”

Conference Call and Webcast Information

Merix will conduct a conference call and live webcast today Monday, April 2, 2007 at 1:30 pm PT. Management will discuss third quarter fiscal 2007 results and its business outlook for the fourth quarter at that time.

To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 4:00 pm PT on Monday, April 2, 2007. A phone replay will be available until approximately 6:00 pm PT on Monday, April 9, 2007 by calling (719) 457-0820, access code 8114159.

About Merix

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include communications and networking, computing and peripherals, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, including statements related to estimates of financial results for the third quarter of fiscal 2007 that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: our ability to control or pass through increases in the cost of raw materials and supplies; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; the ability to realize the anticipated benefits or synergies of the Merix Asia acquisition in a timely manner or at all; fluctuations in demand for products and services of the Company, including quick-turn and premium services; foreign currency risk; the introduction of new products or technologies by competitors; the ability to successfully and timely integrate the operations of Merix Asia; the ability to avoid unanticipated costs, including costs relating to product quality issues and customer warranty claims; pricing and other competitive pressures in the industry from domestic and global competitors; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 27, 2006 and its Form 10-Q for the quarter ended November 25, 2006. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	For the Thirteen Weeks Ended			For the Thirty-Nine Weeks Ended
	February 24, 2007	November 25, 2006	February 25, 2006	February 24, 2007	February 25, 2006
Net Sales	$100,288	$103,657	$92,834	$306,924	$205,647
Cost of Sales	82,929	85,274	76,743	251,384	174,650

Gross Margin	17,359	18,383	16,091	55,540	30,997
Operating Expenses:
Engineering	1,664	1,572	1,756	4,820	4,647
Selling, general and administrative	10,617	11,467	10,541	33,575	22,062
Amortization of identifiable intangible assets	624	761	854	2,147	2,431
Severance and impairment charges	1,023	—	—	1,023	1,135

Total operating expenses	13,928	13,800	13,151	41,565	30,275

Operating Income	3,431	4,583	2,940	13,975	722
Other Income (Expense):
Interest income	377	409	359	1,121	1,444
Interest expense	(1,309)	(1,226)	(2,232)	(4,298)	(3,776)
Other income (expense), net	(141)	(183)	54	(884)	(132)

Total other expense, net	(1,073)	(1,000)	(1,819)	(4,061)	(2,464)

Income (loss) from continuing operations before income taxes and minority interests	2,358	3,583	1,121	9,914	(1,742)
Income tax expense	367	448	391	1,315	442

Income (loss) from continuing operations before minority interests	1,991	3,135	730	8,599	(2,184)
Minority interests	220	22	18	252	(31)

Income (loss) before discontinued operations	1,771	3,113	712	8,347	(2,215)
Income (loss) from discontinued operations, net of income tax expense of $0, $0, $0, $98 and $7, respectively	314	(1,351)	97	(858)	133

Net income (loss)	$2,085	$1,762	$809	$7,489	$(2,082)

Diluted income (loss) per share from continuing operations	$0.09	$0.15	$0.04	$0.40	$(0.11)
Diluted income (loss) per share from discontinued operations	0.01	(0.07)	0.00	(0.04)	—

Diluted net income (loss) per share	$0.10	$0.08	$0.04	$0.36	$(0.11)

Shares used in per share calculations:
Diluted	20,811	20,760	19,766	20,665	19,459

MERIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	February 24, 2007	May 27, 2006
Assets
Cash and short-term investments	$24,464	$30,805
Accounts receivable, net	82,161	75,277
Inventories, net	26,277	23,367
Assets held for sale	1,323	1,987
Assets of discontinued operations	527	3,254
Other current assets	9,229	5,356

Total current assets	143,981	140,046
Property, plant and equipment, net	122,736	122,184
Goodwill	85,048	89,889
Identifiable intangibles, net	11,769	13,916
Assets of discontinued operations	—	781
Other assets	11,303	12,114

Total assets	$374,837	$378,930

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$2,789	$7,655
Accounts payable	52,503	46,956
Other accrued liabilities	19,689	25,179
Income taxes payable	709	134
Liabilities of discontinued operations	407	578

Total current liabilities	76,097	80,502
Long-term debt	75,503	91,077
Other long-term liability	1,162	1,108

Total liabilities	152,762	172,687
Minority interest liability	4,428	4,118
Shareholders’ equity	217,647	202,125

Total liabilities and shareholders’ equity	$374,837	$378,930

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands, unaudited)

	For the Nine Months Ended
	February 24, 2007	February 25, 2006
Cash flows from operating activities:
Net income (loss)	$7,489	$(2,082)
Net adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,633	15,841
Other non-cash expense	3,825	6,547
Changes in working capital	(5,978)	(12,228)

Net cash provided by operating activities	22,969	8,078
Cash flows from investing activities:
Purchases of property, plant and equipment	(14,918)	(5,708)
Proceeds from disposal of property, plant and equipment	999	—
Acquisition of businesses, net of cash acquired and debt assumed	—	(103,059)
Net changes in investments	18,525	45,830

Net cash provided by/used in investing activities	4,606	(62,937)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	67,533
Principal payments on long-term borrowings	(16,125)	(10,080)
Other financing activities, net	736	(2,118)

Net cash provided by (used in) financing activities	(15,389)	55,335
Effect of exchange rate changes	(2)	6

Increase (decrease) in cash and cash equivalents	12,184	482
Cash and cash equivalents:
Beginning of period	12,280	9,130

End of period	$24,464	$9,612

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS, unaudited)

	Q3 06		Q2 07		Q3 07
SALES BY END MARKETS (% of Net Sales)
Communications & Networking	45%	$41,347	42%	$43,754	46%	$45,752
Computing & Peripherals	12%	10,738	16%	16,748	14%	14,326
Industrial & Medical	9%	8,102	8%	7,996	9%	8,550
Defense & Aerospace	3%	2,737	5%	4,843	5%	5,014
Automotive	22%	20,671	17%	17,771	16%	16,490
Other	9%	9,239	12%	12,545	10%	10,156

Total Sales	100%	$92,834	100%	$103,657	100%	$100,288

SHARE BASED COMPENSATION
Share based compensation included in:
Cost of goods sold		$8		$81		$70
Operating expense		48		450		603

Total share-based compensation		$56		$531		$673

DILUTED EARNINGS PER SHARE CALCULATIONS
Weighted average shares outstanding		19,526		20,384		20,575
Add: Dilutive stock options		240		376		236

Shares used in diluted EPS calculations		19,766		20,760		20,811
Net income from continuing operations		$712		$3,113		$1,771

Net income used in diluted EPS calculations		$712		$3,113		$1,771
Diluted net income per share from continuing operations		$0.04		$0.15		$0.09
EBITDA RECONCILIATIONS
Net income		$809		$1,762		$2,085
Add back items:
Interest expense, net of def’d financing cost		1,981		1,007		1,075
Interest income		(359)		(409)		(377)
Income tax expense		391		448		367
Amortization of identifiable intangible assets		854		761		624
Amortization, other		267		237		258
Depreciation		5,233		5,008		4,765
(Income) loss from discountinued operations		(97)		1,351		(314)

EBITDA		$9,079		$10,165		$8,483